As filed with the Securities and Exchange Commission on September 21, 2020

   Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Broadstone Net Lease, Inc.

(Exact name of registrant as specified in its charter)

Maryland	26-1516177
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

800 Clinton Square

Rochester, New York 14604

(585) 287-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Broadstone Net Lease, Inc. 2020 Omnibus Equity and Incentive Plan

(Full title of the Plan)

John D. Moragne

Executive Vice President, Chief Operating Officer and Secretary

Broadstone Net Lease, Inc.

800 Clinton Square

Rochester, New York 14604

(585) 287-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, par value $0.00025 per share	8,659,024 (2)	$17.00 (3)	$ 147,203,408 (3)	$19,107
Common Stock, par value $0.00025 per share	340,963 (2)	$17.00 (4)	$5,796,371 (4)	$753

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate number of additional shares of common stock, par value $0.00025 per share (the “Common Stock”), of Broadstone Net Lease, Inc. that may become issuable by reason of any stock dividend, stock split, reclassification, recapitalization, spin-off or any similar transaction that results in an increase in the number of shares of Common Stock.

(2) (3) (4)

Represents 8,659,024 shares of Common Stock reserved for issuance under the Broadstone Net Lease, Inc. 2020 Omnibus Equity and Incentive Plan (the “2020 Plan”), plus an additional 340,963 shares of Common Stock currently subject to outstanding restricted stock awards that may become available for issuance under the 2020 Plan as a result of forfeiture of such restricted stock awards pursuant to the terms of the 2020 Plan.

This Registration Statement on Form S-8 is being filed in connection with the Registrant’s initial public offering of the Class A Common Stock of the Registrant, par value $.00025 per share (the “Class A Common Stock”). Each share of Class A Common Stock will automatically convert into one share of Common Stock 180 days after the completion of the Registrant’s initial public offering, at which time, the Common Stock will become the sole publicly traded security of the Registrant. The 2020 Plan authorizes shares of Common Stock and no shares of Class A Common Stock for issuance pursuant to awards granted under the 2020 Plan. Therefore, while this Registration Statement on Form S-8 is not registering shares of the Class A Common Stock, because the Class A Common Stock automatically converts into shares of Common Stock 180 days after the completion of the Registrant’s initial public offering, and the Common Stock will not be publicly traded until that time, solely for purposes of calculating the amount of the registration fee on this Registration Statement for the shares of Common Stock that remain available for issuance pursuant to the terms of the 2020 Plan, and pursuant to Rule 457(c), Rule 457(h) and Rule 457(i) of the Securities Act, the proposed maximum offering price is based on the initial public offering price of the Class A Common Stock of $17.00 per share.

Calculated solely for purposes of determining the registration fee pursuant to Rule 457(h) under the Securities Act, based on the fair market value of a share of Common Stock at the time of grant of the outstanding restricted stock awards, as adjusted to reflect a stock split effectuated in connection the initial public offering of Broadstone Net Lease, Inc. Class A Common Stock, par value $0.00025 per share.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Broadstone Net Lease, Inc. (the “Registrant”), relating to an aggregate of 8,999,987 shares of the Registrant’s Common Stock, par value $0.00025 per share (the “Common Stock”), representing 8,659,024 shares of Common Stock reserved for issuance under the Broadstone Net Lease, Inc. 2020 Omnibus Equity and Incentive Plan (the “2020 Plan”), plus an additional 340,963 shares of Common Stock currently subject to outstanding restricted stock awards that may become available for issuance under the 2020 Plan as a result of forfeiture of such restricted stock awards pursuant to the terms of the 2020 Plan.  The purpose of this Registration Statement is to register the aforementioned 8,999,987 shares on this Registration Statement.

PART I

The Registrant will send or give to all participants in the 2020 Plan document(s) containing the information required in Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with Rule 428(b)(2) of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.  The Registrant shall make available, without charge, upon written or oral request, additional copies of the document(s) required to be delivered to participants in the 2020 Plan pursuant to Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant incorporates by reference in this Registration Statement the following documents and information previously filed by the Registrant with the Commission, which shall be deemed a part hereof:

(a)The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act filed by the Registrant with the Commission on September 17, 2020, constituting a part of the Registrant’s registration statement on Form S-11 (the “Form S-11 Registration Statement”), filed by the Registrant with the Commission, as amended (File No. 333-240381);

(b)The Registrant’s Proxy Statement for the 2020 Annual Meeting of Stockholders, pursuant to Section 14(a) of the Exchange Act, filed by the Registrant with the Commission on March 27, 2020;

(c)The Registrant’s Quarterly Reports on Forms 10-Q for the fiscal quarter ended March 31, 2020, filed by the Registrant with the Commission under the Exchange Act on May 7, 2020, and for the fiscal quarter ended June 30, 2020, filed by the Registrant with the Commission under the Exchange Act on August 4, 2020;

(d)The Registrant’s Current Reports on Form 8-K filed by the Registrant with the Commission under the Exchange Act on January 3, 2020, February 7, 2020, March 25, 2020, May 8, 2020, August 4, 2020, September 11, 2020, September 18, 2020, and September 21, 2020;

(e)The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A, dated September 16, 2020 (File No. 001-39529) filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold (other than those Current Reports on Form 8-K which “furnish” information pursuant to Item 2.02 or Item 7.01 of such report and exhibits furnished in connection therewith) shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities

Not applicable.

Item 5.Interests of Named Experts and Counsel

Not applicable.

Item 6.Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property, or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Registrant’s charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Registrant’s charter provides for indemnification of its officers and directors against liabilities to the maximum extent permitted by Maryland General Corporation Law (“MGCL”), as amended from time to time.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding, and (1) was committed in bad faith, or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

The Registrant’s charter provides, as permitted by the MGCL, that the Registrant may advance reasonable expenses incurred by a director or officer who is party to a proceeding in advance of the final disposition of the proceeding upon the Registrant’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Registrant; and

•

a written undertaking by the director or officer or on his or her behalf to repay the amount advanced to him or her if it is ultimately determined that the standard of conduct for indemnification by the Registrant was not met.

The Registrant’s charter also requires it to provide the same indemnification and advancement of expenses that the Registrant is permitted to provide to directors and officers to any person who served as an employee or agent of the Registrant or an employee or agent of the Registrant.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require that, subject to certain conditions, the Registrant indemnify each director and officer to the fullest extent permitted by law against any and all liabilities and expenses to which they may become subject by reason of their service as a director, officer, employee, or agent of the Registrant, and that the Registrant advances to each director and officer all related expenses incurred by each director or officer in defense of any claim or proceeding without any preliminary determination of the director’s or officer’s entitlement to indemnification; provided, that any amounts advanced will be refunded to the Registrant by the indemnified director or officer if it is ultimately determined that they did not meet the standard of conduct necessary for indemnification. The indemnification agreements also require that the Registrant maintain directors’ and officers’ liability insurance covering the directors and officers on terms at least as favorable as the policy coverage in place as of the date each indemnification agreement is entered into. Each indemnification agreement may only amended by the mutual written agreement of the Registrant and the director or officer party thereto.

The Registrant has in effect policies for general officers’ and directors’ liability insurance covering all of its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.Exemption from Registration Claimed

Not applicable.

Item 8.Exhibits

EXHIBIT NO.	DESCRIPTION

4.1

Articles of Incorporation of Broadstone Net Lease, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s General Form for Registration of Securities on Form 10 filed on April 24, 2017 (File No. 000-55774)).

4.2	Articles of Amendment of Broadstone Net Lease, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 18, 2020 (File No. 001-39529)).
4.3	Articles Supplementary of Broadstone Net Lease, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on September 18, 2020 (File No. 001-39529)).
4.4	Articles of Amendment of Broadstone Net Lease, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on September 18, 2020 (File No. 001-39529)).
4.5	Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 25, 2020 (File No. 000-55774)).
5.1*	Opinion of Ballard Spahr LLP
23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm (in respect of Broadstone Net Lease, Inc.)
23.2*	Consent of Deloitte & Touche LLP, independent auditors (in respect of the Acquired Manager of Broadstone Net Lease, Inc.)
23.3*	Consent of Deloitte & Touche LLP, independent auditors (in respect of the Acquired Industrial and Office Portfolio of Broadstone Net Lease, Inc.)
23.4*	Consent of Ballard Spahr LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
99.1

Broadstone Net Lease, Inc. 2020 Omnibus Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 4, 2020 (File No. 000-55774)).

*Filed herewith.

Item 9.Undertakings

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Rochester, New York on this 21st day of September, 2020.

BROADSTONE NET LEASE, INC.
By: /s/ John D. Moragne John D. Moragne Executive Vice President, Chief Operating Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby appoints Christopher Czarnecki, Ryan Albano, John Moragne and John Callan, and each of them severally, acting alone and without the other, his or her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Amy L. Tait	Chairman of the Board of Directors	September 21, 2020
Amy L. Tait

/s/ Christopher J. Czarnecki	Director, Chief Executive Officer, and President	September 21, 2020
Christopher J. Czarnecki	(Principal Executive Officer)

/s/ Laurie A. Hawkes	Director	September 21, 2020
Laurie A. Hawkes

/s/ David M. Jacobstein	Director	September 21, 2020
David M. Jacobstein

/s/ Agha S. Khan	Director	September 21, 2020
Agha S. Khan

/s/ Shekar Narasimhan	Director	September 21, 2020
Shekar Narasimhan

/s/ Geoffrey H. Rosenberger	Director	September 21, 2020
Geoffrey H. Rosenberger

/s/ James H. Watters	Director	September 21, 2020
James H. Watters

/s/ Ryan M. Albano	Executive Vice President and Chief Financial Officer	September 21, 2020
Ryan M. Albano	(Principal Financial Officer)

/s/ Timothy D. Dieffenbacher	Chief Accounting Officer and Treasurer	September 21, 2020
Timothy D. Dieffenbacher	(Principal Accounting Officer)